Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2015 EARNINGS

▪	Pretax income of $15.6 million
▪	Net income of $8.8 million, or $0.28 per diluted share
▪	New contract purchases of $288 million
▪	Total managed portfolio increases to $1.941 billion from $1.822 billion at June 30, 2015
▪	Acquired a second triple-A rating on third quarter asset-backed securitization

LAS VEGAS, NV, October 14, 2015 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $8.8 million, or $0.28 per diluted share, for its third quarter ended September 30, 2015. This compares to net income of $7.8 million, or $0.24 per diluted share, in the third quarter of 2014, a 16.7% increase in diluted earnings per share.

Revenues for the third quarter of 2015 were $94.0 million, an increase of $16.9 million, or 22.0%, compared to $77.1 million for the third quarter of 2014. Total operating expenses for the third quarter of 2015 were $78.3 million, an increase of $15.1 million, or 23.9%, compared to $63.2 million for the 2014 period. Pretax income for the third quarter of 2015 was $15.6 million compared to pretax income of $13.8 million in the third quarter of 2014, an increase of 13.4%.

For the nine months ended September 30, 2015 total revenues were $268.3 million compared to $216.8 million for the nine months ended September 30, 2014, an increase of approximately $51.5 million, or 23.8%. Total expenses for the nine months ended September 30, 2015 were $222.7 million, an increase of $43.8 million, or 24.5%, compared to $178.9 million for the nine months ended September 30, 2014. Pretax income for the nine months ended September 30, 2015 was $45.6 million, compared to $37.9 million for the nine months ended September 30, 2014. Net income for the nine months ended September 30, 2015 was $25.7 million, an increase of 19.6%, compared to $21.5 million for the nine months ended September 30, 2014.

During the third quarter of 2015, CPS purchased $287.5 million of new contracts, an increase of 2.9%, compared to $279.3 million during the third quarter of 2014. The Company's managed receivables totaled $1.941 billion as of September 30, 2015, an increase from $1.822 billion as of June 30, 2015 and $1.519 billion as of September 30, 2014.

Annualized net charge-offs for the third quarter of 2015 were 6.27% of the average owned portfolio as compared to 6.18% for the third quarter of 2014. Delinquencies greater than 30 days (including repossession inventory) were 8.81% of the total owned portfolio as of September 30, 2015, as compared to 6.66% as of September 30, 2014.

As previously reported, during September CPS closed its third term securitization transaction of 2015 and the 18th transaction since April 2011. This is the Company’s first transaction to earn a triple “A” rating from both DBRS and Standard & Poor’s on the senior class of notes. In the senior subordinate structure, a special purpose subsidiary sold six tranches of asset-backed notes totaling $300.0 million. The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 3.78%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 4.00% of the then-outstanding receivable pool balance.

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"We are pleased with our operating results for the third quarter of 2015," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “Our managed portfolio is now in excess of $1.9 billion and we achieved our 16th consecutive quarter of increasing quarterly earnings. Also, with our 2015-C securitization, we reached a significant milestone by earning two triple “A” ratings on the senior class of notes.”

Conference Call

CPS announced that it will hold a conference call on Thursday, October 15, 2015, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between October 15, 2015 and October 22, 2015, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 59399169. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Interest income	$90,584	$73,865	$257,843	$207,082
Servicing fees	73	278	283	1,158
Other income	3,334	2,907	10,215	8,550
	93,991	77,050	268,341	216,790
Expenses:
Employee costs	15,254	12,733	42,884	35,397
General and administrative	5,005	5,804	14,949	14,482
Interest	14,848	12,239	41,709	37,562
Provision for credit losses	37,411	27,287	106,533	76,795
Other expenses	5,824	5,183	16,668	14,658
	78,342	63,246	222,743	178,894
Income before income taxes	15,649	13,804	45,598	37,896
Income tax expense	6,806	6,028	19,885	16,390
Net income	$8,843	$7,776	$25,713	$21,506

Earnings per share:
Basic	$0.34	$0.31	$0.99	$0.86
Diluted	$0.28	$0.24	$0.81	$0.67

Number of shares used in computing earnings per share:
Basic	26,093	25,290	25,989	24,895
Diluted	31,476	32,040	31,796	32,021

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$20,915	$17,859
Restricted cash and equivalents	206,626	175,382
Total cash and cash equivalents	227,541	193,241

Finance receivables	1,902,156	1,595,956
Allowance for finance credit losses	(78,759)	(61,460)
Finance receivables, net	1,823,397	1,534,496

Finance receivables measured at fair value	135	1,664
Deferred tax assets, net	44,173	42,847
Other assets	65,148	60,810
	$2,160,394	$1,833,058

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$28,859	$21,660
Warehouse lines of credit	46,934	56,839
Residual interest financing	10,572	12,327
Debt secured by receivables measured at fair value	–	1,250
Securitization trust debt	1,903,578	1,598,496
Subordinated renewable notes	15,192	15,233
	2,005,135	1,705,805

Shareholders' equity	155,259	127,253
	$2,160,394	$1,833,058

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Contracts purchased	$287.54	$279.30	$791.33	$680.57
Contracts securitized	292.77	256.34	778.22	631.14

Total managed portfolio	$1,940.55	$1,518.66	$1,940.55	$1,518.66
Average managed portfolio	1,903.23	1,468.19	1,797.23	1,362.15

Allowance for finance credit losses as % of fin. receivables	4.14%	3.73%

Aggregate allowance as % of fin. receivables (1)	5.07%	4.94%

Delinquencies
31+ Days	7.31%	4.59%
Repossession Inventory	1.51%	2.07%
Total Delinquencies and Repo. Inventory	8.81%	6.66%

Annualized net charge-offs as % of average owned portfolio	6.27%	6.18%	6.50%	5.59%

Recovery rates (2)	40.0%	44.6%	42.7%	47.3%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2015		2014		2015		2014
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$90.58	19.0%	$73.87	20.1%	$257.84	19.1%	$207.08	20.3%
Servicing fees and other income	3.41	0.7%	3.19	0.9%	10.50	0.8%	9.71	1.0%
Interest expense	(14.85)	-3.1%	(12.24)	-3.3%	(41.71)	-3.1%	(37.56)	-3.7%
Net interest margin	79.14	16.6%	64.81	17.7%	226.63	16.8%	179.23	17.5%
Provision for credit losses	(37.41)	-7.9%	(27.29)	-7.4%	(106.53)	-7.9%	(76.80)	-7.5%
Risk adjusted margin	41.73	8.8%	37.52	10.2%	120.10	8.9%	102.43	10.0%
Core operating expenses	(26.08)	-5.5%	(23.72)	-6.5%	(74.50)	-5.5%	(64.54)	-6.3%
Pre-tax income	$15.65	3.3%	$13.80	3.8%	$45.60	3.4%	$37.90	3.7%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio.  Percentages may not add due to rounding.

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